UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

Pediatrix Medical Group, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No Fee Required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

April 17, 2026

Dear Fellow Shareholder:

Pediatrix Medical Group, Inc. (“Pediatrix” or the “Company”) will hold its 2026 Annual Meeting of Shareholders (the “Annual Meeting”) on May 7, 2026. At this time, you should have access to a copy of our definitive proxy statement (the “Proxy Statement”) for the Annual Meeting. As described in the Proxy Statement, the Board of Directors (the “Board”) of the Company unanimously recommends that you vote “FOR” each of the Company’s nine director nominees.

Institutional Shareholder Services Inc. (“ISS”) and Glass, Lewis & Co. LLC (“Glass Lewis”) have each recommended a vote “FOR” eight of the Company’s director nominees and a vote “FOR” each of the other proposals in the Proxy Statement, but have recommended a vote against the re-election of John M. Starcher, Jr. as an independent director solely because he attended less than 75% of the meetings of the Board and the Compensation and Talent Committee during 2025. ISS and Glass Lewis have each recommended “FOR” Mr. Starcher in each of the prior years he has been nominated as a Pediatrix director.

Mr. Starcher is a highly engaged and respected member of our Board who brings critical healthcare industry experience and perspective:

•
As President and Chief Executive Officer of Bon Secours Mercy Health, one of the largest health systems in the country, Mr. Starcher provides first-hand perspective on the strategic, operational, financial and competitive dynamics facing hospital systems and the clinicians and specialty care partners that support them.
•
Mr. Starcher has deep experience overseeing complex multi-state healthcare operations, and guiding healthcare organizations through significant strategic transactions.
•
Mr. Starcher contributes significant knowledge and expertise of the complex regulatory landscape in which Pediatrix operates, which has proven to be invaluable for the Company.

During Mr. Starcher’s almost six-year tenure on the Board, he has devoted enormous time, talent and commitment to the success of Pediatrix, attending approximately 87% of Board meetings, 90% of committee meetings on which he served, and 88% of combined Board and committee meetings.

During 2025, Mr. Starcher attended 73% of the combined Board and Compensation and Talent Committee meetings, missing only one Board meeting and two Compensation and Talent Committee meetings. Two of these meetings were held on the same day and reflect a single unavoidable scheduling conflict. Mr. Starcher informed the Board and Compensation and Talent Committee of this conflict in advance, reviewed the applicable Board and committee materials and provided detailed feedback to the Board in advance of the meetings.

We do not expect Mr. Starcher’s attendance to be an issue in the future (Mr. Starcher has attended all Board and applicable committee meetings in 2026), and management and the Board remain strongly supportive of his candidacy and the value he brings to Pediatrix.

In light of Mr. Starcher’s extensive leadership experience, deep industry expertise and consistent record of engagement and attendance, we strongly urge you to vote “FOR” Mr. Starcher and “FOR” each of the Company’s other director nominees.

Thank you for your support of Pediatrix Medical Group, Inc.

Sincerely,

Mark S. Ordan

Mark S. Ordan
Chair and Chief Executive Officer

Guy P. Sansone

Guy P. Sansone
Lead Independent Director

Important Information

The Company has filed a definitive proxy statement and other relevant materials with the U.S. Securities and Exchange Commission (the “SEC”) in connection with the Company’s Annual Meeting of Shareholders. Shareholders are urged to read the definitive proxy statement and other proxy materials because they contain important information. Shareholders may obtain these documents, and other documents filed by the Company with the SEC, free of charge from the SEC’s website or from the Company’s investor relations resources.